Filed Pursuant to Rule 424(b)(3)
File No. 333-130688

PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated January 25, 2006)

11,695,959 Shares

Common Shares

This prospectus supplement relates to the sale of up to 11,695,959 of our common shares and supplements and amends the prospectus dated January 25, 2006, as supplemented by prospectus supplement No. 1 dated December 8, 2006.  This prospectus supplement, together with the prospectus described above, is to be used by certain holders of our common shares and the common shares issuable upon exercise of our warrants acquired by the selling shareholders pursuant to either private placements or other exempt transactions between us and the selling shareholders.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering				After the Offering (1)
		Number of				Number of
		Shares		Number of		Shares
		Underlying		Shares		Underlying
Name of Selling Securityholder	Number	Warrants	Percent	Offered	Number	Warrants	Percent
Touradji Global Resources Master Fund, Ltd. (12) c/o Touradji Capital Management, LP 101 Park Avenue, 48th Floor New York, NY 10178	2,270,569	937,673	4.61%	3,658,242	119,683	0	*
Touradji Diversified Master Fund, Ltd. (12) c/o Touradji Capital Management, LP 101 Park Avenue, 48th Floor New York, NY 10178	112,535	39,070	*	286,049	134,444	0	*
Touradji DeepRock Master Fund, Ltd. (12) c/o Touradji Capital Management, LP 101 Park Avenue, 48th Floor New York, NY 10178	1,052,232	418,605	1.81%	1,470,837	0	0	*

The table appearing under the caption entitled, “The Selling Shareholders” in the prospectus is hereby amended by the substitution of the information relating to the selling shareholder "Touradji Global Resources Master Fund, Ltd" with the information below.  The information below was furnished to us by the selling shareholders listed below and reflects their holdings as of August 27, 2007.  Beneficial ownership shown below is based on 81,069,820 common shares issued and outstanding as of October 8, 2007.

*           Indicates less than 1%.

(1)           Assumes all of the common shares registered are sold.

(12)
Touradji Capital Management LP, as the general partner of the selling shareholder, has voting and investment power with respect to the securities reported in the table for this selling shareholder. Accordingly, Touradji Capital Management LP may be deemed a beneficial owner of the securities. Paul Touradji is a principal of Touradji Capital Management LP and may be deemed a beneficial owner of the securities. Mr. Touradji disclaims any beneficial ownership of the securities.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 9, 2007.